EXHIBIT 12

PEPSICO, INC. AND SUBSIDIARIES

Computation of Ratio of Earnings to Fixed Charges (a)
(in millions except ratio amounts, unaudited)

                                                                  12 Weeks Ended
                                                               --------------------
                                                                3/23/02     3/24/01
                                                               --------    --------
Earnings:

Income before income taxes............................           $955        $838

Unconsolidated affiliates interests, net..............            (25)        (10)

Amortization of capitalized interest..................              2           2

Interest expense......................................             31          52

Interest portion of rent expense (b)..................             13          13
                                                               --------    --------

  Earnings available for fixed charges................           $976        $895
                                                               ========    ========

Fixed Charges:

Interest expense......................................            $31         $52

Capitalized interest..................................              1           1

Interest portion of rent expense (b)..................             13          13
                                                               --------    --------

  Total fixed charges.................................            $45         $66
                                                               ========    ========

Ratio of Earnings to Fixed Charges (c)................           21.46      13.61
                                                               ========    ========

(a)   Includes  merger-related  costs of $36  million in 2002.  In 2001,  includes  the impact of  adoption  of Statement of Financial  Accounting  Standard No. (SFAS) 142,
      Goodwill and Intangibles,  the consolidation of our European  snack joint venture and other  impairment and  restructuring  charges.  Excluding  these items,  the ratio of earnings to fixed  charges  for the 12 weeks ended March 23,  2002,  would have been 22.25 and for the 12 weeks ended March 24, 2001, would have been 13.84.

(b)   One-third of net rent expense is the portion deemed representative of the interest factor.

(c)   Based on unrounded amounts.